PIEDMONT OFFICE REALTY TRUST, INC.
ARTICLES OF AMENDMENT

Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to change the designation of the Company's Class A Common Stock, par value $.01 per share, to Common Stock, par value $.01 per share. All references in the Charter to “Class A Common Stock” are hereby changed to “Common Stock.”

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Company as required by law. The amendment set forth herein is made without action by the stockholders of the Company, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of June , 2011.

ATTEST:                    PIEDMONT OFFICE REALTY TRUST, INC.

/s/ ROBERT E. BOWERS     By: /s/ DONALD A. MILLER, CFA (SEAL)
Name:    Robert E. Bowers             Name: Donald A. Miller, CFA
Title:     Chief Financial Officer,         Title: Chief Executive Officer and President
Executive Vice President, Secretary,
and Treasurer